EXHIBIT 99.1


                                                                     WORLDCOM

FOR IMMEDIATE RELEASE


Contact:   Media
           Brad Burns
           (800)644-NEWS
           International: +1-703-341-4995


                 WORLDCOM FILES FOR BANKRUPTCY COURT PROTECTION


            PRESIDENT AND CEO PREDICTS `HEALTHIER, STRONGER' COMPANY

                         OPERATIONS TO CONTINUE NORMALLY

                   FILING DOES NOT APPLY TO NON-U.S. ENTITIES

                KATZENBACH AND BERESFORD JOIN BOARD OF DIRECTORS

Clinton, Mississippi, July 21, 2002 - WorldCom, Inc. (Nasdaq: WCOME, MCITE) today announced that WorldCom and substantially all of its active U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. Chapter 11 allows a company to continue operating in the ordinary course of business and to maximize recovery for the company's stakeholders. The filings will enable the company to continue to conduct business as usual while it develops a reorganization plan.

WorldCom's non-U.S. subsidiaries are not included in the filing and will also continue to operate normally.

WorldCom also announced that it has obtained an agreement to arrange up to $2 billion in Debtor-in-Possession (DIP) financing. The company already has secured a commitment of $750 million of this amount from Citibank, N.A., JP Morgan Chase Bank and General Electric Capital Corporation. This facility is being arranged by Salomon Smith Barney Inc., JP Morgan and General Electric Capital Markets Group, Inc. The facility will be used to supplement the company's cash flow during the Chapter 11 proceedings and is subject to approval by the Bankruptcy Court.

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Once approved, the arrangement will provide an immediate source of funds to
WorldCom, allowing the company to operate its business normally while it focuses on its new strategic plan, restructures its finances, reduces its debt burden and strengthens its balance sheet. This additional liquidity will enable the company to satisfy customary obligations associated with the daily operations of its business, including the timely payment for new services, employee wages and other obligations.

"Chapter 11 enables us to create the greatest possible value for our creditors, preserve jobs for our employees, continue to deliver top-quality service to our customers and maintain our role in America's national security," said John Sidgmore, president and chief executive officer of WorldCom. "We will use this time under reorganization to regain our financial health and focus, while operating with the highest integrity. We will emerge from Chapter 11 as quickly as possible and with our competitive spirit intact."

WorldCom currently employs more than 60,000 people in 65 countries and serves over 20 million residential and business customers. It also operates the world's largest Internet network.

"Our total focus will be to take this company forward in the best way possible and with the highest ethics so that WorldCom can continue to be an important part of our economy. To that we are totally committed," said Sidgmore.

To this end, WorldCom announced the election of two new members to its Board of Directors; Nicholas deB. Katzenbach and Dennis R. Beresford. Mr. Katzenbach currently is a private attorney and previously served as Attorney General of the United States (1965-66), Under Secretary of State for the United States (1966-69), and as Senior Vice President and General Counsel of IBM Corporation (1969-86). Mr. Beresford currently is Professor of Accounting at the Terry College of Business, University of Georgia and previously served as Chairman of the Financial Accounting Standards Board (1987-97). Mr. Katzenbach and Mr. Beresford have not previously been involved in the company's affairs.

Following their election as Directors, Mr. Katzenbach and Mr. Beresford were appointed to a Special Investigative Committee of the Board to conduct an independent review of the Company's accounting practices and preparation of financial statements. This Special Committee will take on the oversight role with respect to the previously-announced investigation led by William R. McLucas into these matters.

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"The additional board members of this caliber demonstrate our seriousness in attracting independent board members and establishing a quality governance structure for our corporation. Their willingness to serve is also an indication of the importance of our company's future," said Sidgmore.

ABOUT WORLDCOM, INC.

WorldCom, Inc. (Nasdaq: WCOME, MCITE) is a pre-eminent global communications provider for the digital generation, operating in more than 65 countries. With one of the most expansive, wholly-owned IP networks in the world, WorldCom provides innovative data and Internet services for businesses to communicate in today's market. In April 2002, WorldCom launched The Neighborhood built by MCI - the industry's first truly any-distance, all-inclusive local and long-distance offering to consumers for one fixed monthly price. For more information, go to http://www.worldcom.com.


FORWARD-LOOKING STATEMENTS

This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to WorldCom's bankruptcy proceedings and matters arising out of pending class-action and other lawsuits and ongoing internal and government investigations relating to the previously announced restatement of its financial results. Other factors that may cause actual results to differ materially from management's expectations include economic uncertainty; the effects of vigorous competition; the impact of technological change on our business, alternative technologies, and dependence on availability of transmission facilities; risks of international business; regulatory risks in the United States and internationally; contingent liabilities; uncertainties regarding the collectibility of receivables; risks associated with debt service requirements and; our financial leverage; uncertainties associated with the success of acquisitions; and the ongoing war on terrorism. More detailed information about those factors is contained in WorldCom's filings with the Securities and Exchange Commission.






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